Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the ordinary shares, par value of $0.00001 per share, of 58.com Inc., a Cayman Islands exempted company, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 5, 2016.

Jinbo Yao	/s/ Jinbo Yao
Jinbo Yao

Xinyi Limited	By:	/s/ Lim Bee Luan and Valerie Wong
Name: Lim Bee Luan and Valerie Wong
Title: Authorized Signatories
For and on behalf of Bukit Merah Limited
as Corporate Director

Credit Suisse Trust Limited as Trustee of	By:	/s/ Lim Bee Luan and Valerie Wong
The Xinyi Trust		Name: Lim Bee Luan and Valerie Wong
Title: Authorized Signatories
For and on behalf of Credit Suisse Trust Limited

Nihao China Corporation	By:	/s/ Jinbo Yao
Name: Jinbo Yao
Title: Director